United States

Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2019

(Exact name of registrant as specified in its charter)

Delaware	000-10537	36-3143493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 South River Street
Aurora, Illinois 60507
(Address of principal executive offices) (Zip code)

(630) 892-0202
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OSBC	The Nasdaq Stock Market
Preferred Securities of Old Second Capital Trust I	OSBCP	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 3, 2019, Old Second Bancorp, Inc. (the “Company”) amended its Certificate of Incorporation by filing a  Certificate of Elimination with the Secretary of State of the State of Delaware to eliminate the designation of, and all references to, the Company’s Series A Junior Participating Preferred Stock (the “Series A  Junior Preferred Stock”) because no shares of the Series A  Junior Preferred Stock are outstanding or would be issued in the future.    As a result, the status of the Series A Junior Preferred Stock is returned to authorized but undesignated shares of the Company’s preferred stock.

The Series A Junior Preferred Stock related to an expired Rights Agreement.  The Company created the Series A Junior Preferred Stock on September 19, 2002 in connection with the initial adoption of the Rights Agreement,  between the Company and Old Second National Bank, on September 17, 2002, which was amended and restated from time to time (the “Rights Agreement”).  The Rights Agreement expired on September 12, 2018, and the Company’s board of directors determined not to extend it at that time.

The Certificate of Elimination, which became effective upon filing, is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

	3.1	Certificate of Elimination Eliminating Reference to Series A Junior Participating Preferred Stock from the Restated Certificate of Incorporation, as Amended of Old Second Bancorp, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD SECOND BANCORP, INC.

Dated: June 5, 2019	By:	/s/ Bradley S. Adams
	Name:	Bradley S. Adams
	Title:	Executive Vice President and Chief Financial Officer